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                                                               EXHIBIT 99.B4(a)


                          TEXT OF SHARE CERTIFICATE

          [Name]
          is the owner of            [number]                        shares
          of beneficial interest in the above noted Fund (the "FUND"), of the series and class, if any, specified, fully paid and nonassessable, the said shares being issued and held subject to the provisions of the Agreement and Declaration of Trust of the Fund, and all amendments thereto, copies of which are on file with the Secretary of The Commonwealth of Massachusetts. The said owner by accepting this certificate agrees to and is bound by all of the said provisions. The shares represented hereby are transferable in writing by the owner thereof in person or by attorney upon surrender of this certificate to the Fund properly endorsed for transfer. This certificate is executed on behalf of the Trustees of the Fund as Trustees and not individually and the obligations hereof are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund or, if applicable, the specified series of the Fund. The shares may be subject to a contingent deferred sales charge. This certificate is not valid unless countersigned by the Transfer Agent.